UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
October 29, 2014

Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1389 Moffett Park Drive, Sunnyvale, CA 94089
(Address of principal executive offices)

Registrant's telephone number, including area code: (408) 548-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement.

On October 9, 2014, Finisar Corporation (the “Company”) announced its intention to redeem all of its approximately $40 million aggregate principal amount of outstanding 5.0% Convertible Senior Notes (the “Convertible Notes”) due 2029 (CUSIP Numbers 31787AAJ0 and 31787AAK7). Prior to the redemption date, all of the Convertible Notes were voluntarily converted into shares of the Company’s common stock. As a result, no redemptions of Convertible Notes occurred and the Indenture, dated as of October 15, 2009, by and among the Company and Wells Fargo Bank, N.A, as trustee for the Convertible Notes, which governed the terms of the Convertible Notes, has been discharged. The Indenture was filed as Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on October 15, 2009. To the extent required by Item 1.02 of Form 8-K, the Indenture and the description thereof in the Company’s Current Report on Form 8-K filed on October 15, 2009 is incorporated by reference in this Item 1.02.
Item 8.01    Other Events.

On October 29, 2014, the Company issued a press release announcing that, prior to scheduled redemption, the holders of all of the Company’s Convertible Notes converted such Convertible Notes into shares of the Company’s common stock in accordance with the existing terms of the Convertible Notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated October 29, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 30, 2014
Finisar Corporation

By: /s/ Christopher E. Brown
Christopher E. Brown
Executive Vice President and Chief Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated October 29, 2014.